Exhibit 99.1

May 19, 2015
USD Partners LP to Present at NAPTP 2015 MLP Investor Conference
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today that members of its senior management team will participate at the National Association of Publicly Traded Partnerships 2015 MLP Investor Conference in Orlando, Florida.
Dan Borgen, the Partnership’s Chairman, Chief Executive Officer and President, will present an overview of the Partnership’s business at 2:15 p.m. Eastern Time on Thursday, May 21, 2015.
To view the presentation live via webcast, please visit http://wsw.com/webcast/naptp8/usdp/. An archive of the presentation will be available at the same link for 90 days following the event. Presentation materials will be available on the Partnership’s web site at www.usdpartners.com on the “Events & Presentations” sub-tab under the “Investors” tab.
About USD Partners LP
The Partnership is a fee-based, growth-oriented master limited partnership formed by US Development Group LLC to acquire, develop and operate energy-related rail terminals and other high-quality and complementary midstream infrastructure assets and businesses. The Partnership’s assets consist primarily of: (i) a crude-by-rail origination terminal in Hardisty, Alberta, Canada, with capacity to load up to two 120-railcar unit trains per day and (ii) two unit train-capable ethanol destination rail terminals in San Antonio, Texas, and West Colton, California, with a combined capacity of approximately 33,000 barrels per day. In addition, the Partnership provides railcar services through the management of a railcar fleet that is committed to customers on a long-term basis.
Contact:
Adam Altsuler
Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Ashley Means
Director, Finance & Investor Relations
(281) 291-3965
ameans@usdg.com